GUARANTEED INSURABILITY RIDER
                                     BENEFIT

We will increase the Specified Amount in the policy. No evidence of insurability will be required. The cost of the increases in the Specified Amount are calculated by the method described in the Monthly Deduction provision of the policy. The increase of the Specified Amount will be subject to the provisions of this rider.



Increase Dates

The Specified Amount may be increased on each Increase Date. The Increase Dates will be:


          1. For issue ages under 36, the policy anniversaries where the Insured's age nearest birthday is 22, 25, 28, 31, 34, 37 and 40;

          2. For issue ages 36 and over, the second and fifth anniversaries of this rider.

Optional Advance Increase Date

The date of the following occurrences may be substituted for the scheduled Increase Dates:

          1.   The Insured's marriage; or

          2.   The liveborn birth of the Insured's child; or

          3.   The legal adoption of a child by the Insured; or

          4. The Insured's graduation from college. This Optional Advance Increase Date may be exercised only once.

We may require proof of any of these events. The event must occur while this rider is in force. The election of an Optional Advance Increase Date will cancel the next available Increase Date.

Request for Insurance

The application by you for the increased specified amount must be received by us:

          1.   During the Insured's lifetime; and

          2. Within 60 days before the Increase Date; or within 90 days after the Optional Advance Increase event has occurred.

Effective Date

The effective date of the increase will be shown on the Policy Schedule.

Automatic Term Insurance

We will provide term insurance on the Insured for 90 days following an Optional Advance Increase event. Term insurance proceeds will be paid if:

          1. The specified amount was not increased within the 90 days following an Optional Advance Increase event; or


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          2.   The specified  amount was not decreased  within the 90 day period following an Optional Advance Increase event.

The amount of term insurance is the maximum amount of the specified amount that could be increased. The term insurance will be subject to the provisions of this policy.

Amount

The increase in the Specified Amount at any time which results from use of the benefit of this rider:

          1.   Must be at least $10,000

          2. May not exceed $1,000 times the number of units of this rider multiplied by the number of liveborn children in the case of multiple births at an Optional Advance Increase Date

          3. May not exceed $1,000 times the number of units of this rider in all other cases.

The number of units of this rider is shown on the Policy Schedule or on the Policy Contract Amendment which placed this rider in force.

Provisions

The increase is subject to the Suicide and the Incontestability provisions as shown in the policy.

Termination

This rider will terminate:


          1. On the later of the policy anniversary nearest the Insured's 40th birthday or the fifth policy anniversary; or

          2.   Upon exercise of the last available Increase Date; or

          3. If the policy is surrendered or lapsed according to the Policy Values Provisions; or

          4.   If the policy terminates for any other reason; or

          5.   On written request to us.

Contract

This rider is made a part of the policy. It is based on the application for the rider and the Accumulated Value is sufficient to cover the monthly deduction of this rider.

If this rider is included in the policy at issue, the monthly deduction will be shown on the Policy Schedule.

If this rider is added to a policy already in force, the monthly deduction and effective date will be shown on the Policy Contract Amendment. The rider will take effect provided:

          1. The monthly deduction is deducted from the Accumulated Value during the Insured's lifetime; and

          2. The Insured's risk class has not changed since the application for this rider.

All of the terms and conditions of the policy will apply to this rider. The cash, loan, or nonforfeiture values will not be increased by this rider.

Signed for the Pan-American Assurance Company at its Home Office in New Orleans, Louisiana.


                                                     /s/ Donald Gibson
                                                 Vice President, General Counsel
                                                         and Secretary